Exhibit 99.1

News Release	Acuity Brands, Inc.
1170 Peachtree Street, NE
Suite 2400
Atlanta, GA 30309
Tel: 404 853 1400
Fax: 404 853 1430
AcuityBrands.com

Company Contact:

Dan Smith

Acuity Brands, Inc.

(404) 853-1423

Acuity Brands Reports Fiscal Year 2006 Second Quarter Results

Net Sales Increase 8.8%

ATLANTA – April 5, 2006 – Acuity Brands, Inc. (NYSE: AYI) announced today that net sales for the second quarter of fiscal 2006 increased $44.5 million, or 8.8%, to $549.6 million from $505.1 million reported in the prior year. Net income for the second quarter ended February 28, 2006 was $14.5 million, or $0.32 per diluted share, compared with a net loss of $8.4 million, or $0.20 loss per diluted share, reported in the year-ago period. Reported earnings per share of $0.32 for the current quarter included an additional pretax expense of approximately $3.3 million, or $0.05 per diluted share, for certain share-based incentive plans, that were impacted by the 27% appreciation in the Company’s stock price in the second quarter, and the adoption of SFAS123(R), an accounting standard related to share-based payments. The year-ago period included a charge of $0.26 per share related to efforts to streamline the organization.

Net sales for the first half of fiscal 2006 were $1,115.4 million compared with $1,030.3 million in 2005, an increase of 8.3%. Net income for the six months ended February 28, 2006 was $36.5 million, or $0.80 per diluted share, compared with $4.7 million, or $0.11 per diluted share in the year-ago period.

Please see the Company’s Form 10-Q filed with the Securities and Exchange Commission today for more information on the results for the second quarter of fiscal 2006. You may access the 10-Q through the Company’s website at www.acuitybrands.com.

Vernon J. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands, said, “We continue to be very pleased with our results for fiscal 2006. In the second

News Release

quarter we achieved meaningful increases in net sales, operating profit, and earnings per share, all of which exceeded our internal expectations and represented a dramatic turnaround from the results reported one year ago. Our results reflect the benefits from our previously communicated programs to enhance customer service to the non-residential construction market, streamline operations, improve manufacturing and transactional efficiencies, and introduce new products and services. Our continued progress in these areas, as well as improvements in our financial performance, reflects the commitment to excellence and the effective execution of our plans by our 10,000 associates worldwide.

“Our net sales growth in the quarter was very positive, particularly in our lighting business. This growth was due to continued increases in selling prices, greater market presence in certain key channels, new product introductions, improved service, and a slight benefit from improvement in the non-residential construction market. In our specialty chemical business, net sales benefited from our ability to raise prices in a difficult economic environment, which helped offset rising raw material costs, and growth in unit sales in certain key geographies. Overall unit volume in the specialty chemical business declined modestly in the quarter due to the impact of higher selling prices, soft economic conditions in the Midwest, and reduced shipments in the retail channel due to contraction of inventory by certain retail customers. Fortunately, both business segments have been successful in closing the gap created last year when increases in material costs outpaced our ability to raise prices.

“Further, we are also seeing early signs of a recovery from a prolonged, multi-year decline in the non-residential construction market, including leading indicators that suggest the potential for more robust demand. Our incoming order rates are improving on a year-over-year basis, particularly for new products. Therefore, we continue to be optimistic about the prospects for industry-wide unit volume growth of lighting fixtures in the second half of our fiscal 2006 and beyond. We expect unit volume at our lighting business to track overall growth trends in the non-residential construction market. In addition, we expect the second half of our fiscal year to benefit from the traditional seasonal increase in demand as compared with the first half of fiscal 2006. Lastly, we expect profitability and margins in the remainder of the fiscal year to benefit from favorable pricing actions implemented over the previous twelve months, though we remain cautious due to the potential for rising raw material and component costs.

News Release

“Our financial performance in the first half of fiscal 2006 provides a very solid platform for sustained results for the remainder of 2006 and beyond. We remain confident that the Company will continue its progress towards the achievement of its longer-term financial goals of operating margin expansion, earnings growth, and cash flow generation. As previously announced, we are pleased that the Company’s Board of Directors has authorized the repurchase of up to two million additional shares of the Company’s outstanding common stock as we believe this represents an effective use of our cash flow to generate shareholder value.”

Conference Call

As previously announced, the Company will host a conference call to discuss second quarter results today at 4:00 p.m. ET. Interested parties may listen to this call live today or hear a replay at the Company’s Web site: www.acuitybrands.com.

Acuity Brands, Inc., with fiscal year 2005 net sales of approximately $2.2 billion, is comprised of Acuity Brands Lighting and Acuity Specialty Products. Acuity Brands Lighting is one of the world’s leading providers of lighting fixtures and includes brands such as Lithonia Lighting®, Holophane®, Peerless®, Hydrel®, American Electric Lighting®, and Gotham®. Acuity Specialty Products is a leading provider of specialty chemicals and includes brands such as Zep®, Zep Commercial™, Enforcer®, and Selig™. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 10,000 people and has operations throughout North America and in Europe and Asia.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements made herein that may be considered forward-looking include statements incorporating terms such as “expects,” “believes,” “intends,” “anticipates” and similar terms that relate to future events, performance, or results of the Company, including, without limitation, statements made

News Release

regarding early signs of a recovery from a decline in the non-residential construction market including leading indicators that suggest the potential for more robust demand, prospects for industry-wide unit volume growth of lighting fixtures in the second half of fiscal 2006 and beyond, unit shipments at the lighting company to track overall growth trends in the non-residential construction market, benefits in the second half of the fiscal year from the traditional seasonal increase in demand as compared with the first half of fiscal 2006, benefits from favorable pricing actions implemented over the previous twelve months, the potential for rising raw material and component costs, progress towards the achievement of the Company’s long-term financial goals, and stock repurchases as an effective use of cash flow to generate shareholder value. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management’s present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; and economic, political, governmental, and technological factors affecting the Company’s operations, tax rate, markets, products, services, and prices, among others. Please see the other risk factors more fully described in the Company’s SEC filings including the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 5, 2006.

ACUITY BRANDS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share data)

	FEBRUARY 28, 2006	AUGUST 31, 2005
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$69,812	$98,533
Accounts receivable, less reserve for doubtful accounts of $6,697 at February 28, 2006 and $6,999 at August 31, 2005	324,399	345,770
Inventories	216,816	215,590
Deferred income taxes	23,399	24,873
Prepayments and other current assets	46,870	33,008

Total Current Assets	681,296	717,774

Property, Plant, and Equipment, at cost:
Land	12,355	12,303
Buildings and leasehold improvements	165,442	166,934
Machinery and equipment	387,429	382,729

Total Property, Plant, and Equipment	565,226	561,966
Less - Accumulated depreciation and amortization	355,027	342,772

Property, Plant, and Equipment, net	210,199	219,194

Other Assets:
Goodwill	344,895	344,836
Intangible assets	121,877	123,473
Deferred income taxes	4,249	4,249
Other long-term assets	24,038	32,689

Total Other Assets	495,059	505,247

Total Assets	$1,386,554	$1,442,215

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$549	$567
Accounts payable	184,883	221,844
Accrued compensation	52,715	59,122
Other accrued liabilities	103,930	117,939

Total Current Liabilities	342,077	399,472

Long-Term Debt, less current maturities	371,464	371,736

Deferred Income Taxes	4,650	4,707

Self-Insurance Reserves, less current portion	15,324	16,759

Other Long-Term Liabilities	112,067	107,748

Commitments and Contingencies
Stockholders’ Equity:
Preferred stock; $0.01 par value; 50,000,000 shares authorized; none issued	—	—
Common stock; $0.01 par value; 500,000,000 shares authorized; 46,700,126 issued and 44,700,126 outstanding at February 28, 2006; 44,976,720 shares issued and outstanding at August 31, 2005	467	450
Paid-in capital	509,107	476,034
Retained earnings	135,440	112,447
Unearned compensation on restricted stock	—	(12,536)

Treasury stock, at cost, 2,000,000 shares at February 28, 2006	(70,297)	—
Accumulated other comprehensive loss items	(33,745)	(34,602)

Total Stockholders’ Equity	540,972	541,793

Total Liabilities and Stockholders’ Equity	$1,386,554	$1,442,215

ACUITY BRANDS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per-share data)

	THREE MONTHS ENDED FEBRUARY 28		SIX MONTHS ENDED FEBRUARY 28
	2006	2005	2006	2005
Net Sales	$549,555	$505,121	$1,115,407	$1,030,323
Cost of Products Sold	334,300	315,073	674,929	626,624

Gross Profit	215,255	190,048	440,478	403,699
Selling, Distribution, and Administrative Expenses	185,052	177,545	368,287	362,981
Special Charge.	—	17,000	—	17,000

Operating Profit (Loss)	30,203	(4,497)	72,191	23,718
Other Expense (Income):
Interest expense, net	8,314	9,084	16,554	18,028
Gain on sale of businesses	—	—	—	(538)
Miscellaneous income, net	(146)	(525)	(62)	(1,001)

Total Other Expense	8,168	8,559	16,492	16,489

Income (Loss) before Provision for Income Taxes	22,035	(13,056)	55,699	7,229
Provision (Benefit) for Income Taxes	7,528	(4,619)	19,216	2,501

Net Income (Loss)	$14,507	$(8,437)	$36,483	$4,728

Earnings Per Share:
Basic Earnings (Loss) per Share	$0.33	$(0.20)	$0.82	$0.11

Basic Weighted Average Number of Shares Outstanding	44,419	42,926	44,331	42,683

Diluted Earnings (Loss) per Share	$0.32	$(0.20)	$0.80	$0.11

Diluted Weighted Average Number of Shares Outstanding	45,826	42,926	45,699	44,244

Dividends Declared per Share	$0.15	$0.15	$0.30	$0.30

ACUITY BRANDS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	SIX MONTHS ENDED FEBRUARY 28
	2006	2005
Cash Provided by (Used for) Operating Activities:
Net income	$36,483	$4,728
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	20,187	20,585
Excess tax benefits from share-based payments	(10,224)	—
Loss (gain) on the sale or disposal of property, plant, and equipment	196	(191)
Gain on sale of businesses	—	(538)
Other non-cash items	776	2,586
Change in assets and liabilities, net of effect of acquisitions and divestitures -
Accounts receivable	21,370	22,538
Inventories	(1,385)	4,867
Deferred income taxes	1,417	12
Prepayments and other current assets	(3,636)	(7,242)
Accounts payable	(36,961)	(37,410)
Other current liabilities	(21,487)	(13,484)
Other	9,200	10,377

Net Cash Provided by Operating Activities	15,936	6,828

Cash Provided by (Used for) Investing Activities:
Purchases of property, plant, and equipment	(9,015)	(18,800)
Proceeds from sale of property, plant, and equipment	2,859	248
Sale of businesses	68	129

Net Cash Used for Investing Activities	(6,088)	(18,423)

Cash Provided by (Used for) Financing Activities:
Repayments of notes payable, net	—	(188)
Proceeds from revolving credit facility, net	—	300
Proceeds from short-term secured borrowings, net	—	10,000
Repayments of long-term debt	(322)	(510)
Employee stock purchase plan issuances	—	817
Stock options exercised	34,951	9,531
Repurchases of common stock	(69,815)	—
Excess tax benefits from share-based payments	10,224	—
Dividends paid	(13,490)	(13,015)

Net Cash (Used for) Provided by Financing Activities	(38,452)	6,935

Effect of Exchange Rate Changes on Cash	(117)	39

Net Change in Cash and Cash Equivalents	(28,721)	(4,621)
Cash and Cash Equivalents at Beginning of Period	98,533	14,135

Cash and Cash Equivalents at End of Period	$69,812	$9,514

Supplemental Cash Flow Information:
Income taxes paid during the period	$27,758	$18,190
Interest paid during the period	$17,004	$18,234